EXHIBIT 99.2

Third Quarter Fiscal Year 2013

Prepared Remarks    October 17, 2013
Jonathan Bush, President, Chairman & Chief Executive Officer
Tim Adams, Senior Vice President & Chief Financial Officer

About These Remarks
The following commentary is provided by management in conjunction with the third quarter fiscal year 2013 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between GAAP and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.

Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code No. 59924458, or visit the Investors section of our web site at www.athenahealth.com. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code No. 59924458. A webcast replay will also be archived on our website.

Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operational expenditures, expected growth, and business outlook; statements regarding our research and development efforts and product offering and upgrade plans and timelines; the benefits of and anticipated operational results from our service offerings; the further integration of our services and the resulting benefits; changes in the types of providers and health care entities we serve and the range of tasks we perform for clients; our sales and marketing activities and plans; the integration of Epocrates and building of new functionalities such as the Drug Monograph Alerts and Secure Text Messaging; customer and client behavior and preferences, and implementation of services for new clients and deals; our market position and awareness among physicians; the potential for cross-sales among service offerings and sales involving multiple services; our implementation pipeline and expectations on new deals and network growth; the expansion of the number of users of our services; our plans and readiness in regard to ICD-10 and Stage 2 of Meaningful Use; changes in the industry, including an increased emphasis on coordinated care and orders-based pricing; the creation of a sustainable market for health information exchange, a social network for health care, an ecosystem of developers and third-party service providers, and a national health IT network; our progress and plans on the athenaX project; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” section of these remarks. Forward-looking statements may often be identified with words such as “we expect”, “we anticipate”, “upcoming” or similar indications of future expectations. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our fluctuating operating results; our variable sales and implementation cycles, which may result in fluctuations in its quarterly results; risks associated with the acquisition and integration of companies and new technologies, including those related to our ability to successfully scale the athenaCoordinator® and athenaClaritySM services, those related to our ability to integrate the services and offerings of Epocrates and realize the expected benefits; risks associated with our ability to realize the expected benefits from the purchase of the Arsenal on the Charles campus in Watertown, Massachusetts; risks associated with the expected performance of athenaClarity; risks associated with our expectations regarding our ability to maintain profitability; the impact of increased sales and marketing expenditures, including whether increased expansion in revenues is attained and whether impact on margins and profitability is longer term than expected; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which we operate and the relative immaturity of the market for our service offerings; and the evolving and complex governmental and regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by us, see the disclosures contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.athenahealth.com and on the SEC’s website at http://www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within our third quarter fiscal year 2013 earnings press release in the Investors section of our web site at http://www.athenahealth.com.

Opening Remarks
Q3 2013 marked our 55th quarter of consecutive revenue growth for our core business. Strong market demand for our differentiated cloud-based services continues as highlighted by record physician additions across our three core services and rapid growth in our newest service offering, athenaClarity, with eight new deals signed year-to-date. And most importantly, our rapid network growth was matched by excellent network performance and high client satisfaction. Highlights from Q3 2013 are summarized below:

•	Grew consolidated revenue by 43% and core athenahealth revenue by 27% over Q3 2012

•	Added record net new active physicians on athenaCollector® (2,715 physicians added), athenaClinicals® (1,343 physicians added), and athenaCommunicator® (3,499 physicians added) in Q3 2013

•
Completed implementations at University Hospitals (athenaCommunicator and athenaClarity), Children’s Hospital Central California (athenaCollector, athenaClinicals, and athenaCommunicator), and Children’s Hospital Los Angeles Medical Group (athenaCollector)

•
Ranked #1 EMR (athenaClinicals) by KLAS in its 2013 Ambulatory EMR Performance Report for the 1-10 physician segment, receiving top marks for overall product quality, proactive support, and delivery of new technology

•	Rated highest-performing vendor by KLAS in its 2013 Patient Portals Study, receiving top marks in ease of use, product response time, overall product quality, and support quality

•
Launched the new Epocrates Provider Directory, the precursor to secure HIPAA-compliant text messaging service, making it easy for providers to identify physicians for patient referrals and consultations

•
Released a new “Bugs + Drugs” free mobile app on the Epocrates platform to arm clinicians with timely geolocated information about bacteria types and resistance patterns, and to support appropriate antibiotic prescribing

•	Hosted our Third Annual More Disruption Please conference that featured Clay Christensen, renowned Harvard Business School Professor and Disruptive Innovation Expert, as the event’s guest speaker

•	Released the fourth annual Physician Sentiment IndexTM survey results

Results Overview
athenahealth’s top line results for the third quarter of fiscal year (“FY”) 2013 reflect strong revenue growth:

•	Total revenue:

◦	$151.5 million in Q3 2013, representing 43% growth over $105.9 million in Q3 2012

◦	Core athenahealth revenue was $134.3 million in Q3 2013, representing 27% growth

◦	Epocrates revenue was $13.4 million

◦	Other revenue consisting of third-party tenant revenue was $3.8 million
Our bottom line results for Q3 2013, consistent with our growth strategy, demonstrate strong sales, marketing, and research and development investments, and a focus on operating leverage:

•	Non-GAAP Adjusted Gross Profit:

◦	$93.8 million, or 61.9% of total revenue, in Q3 2013, an increase of 41% over $66.4 million, or 62.7% of total revenue, in Q3 2012

•	GAAP selling and marketing expense:

◦	$37.6 million, or 24.8% of total revenue, in Q3 2013, an increase of 47% over $25.6 million, or 24.2% of total revenue, in Q3 2012

◦	GAAP selling and marketing expense includes $2.4 million of amortization of purchased intangible assets primarily relating to the acquisition of Epocrates

•	GAAP research and development expense:

◦	$15.1 million, or 10.0% of total revenue, in Q3 2013, an increase of 73% over $8.7 million, or 8.3% of total revenue, in Q3 2012

•	GAAP general and administrative expense:

◦	$21.7 million, or 14.3% of total revenue, in Q3 2013, compared to $11.9 million, or 11.3% of total revenue, in Q3 2012

•	Non-GAAP Adjusted EBITDA:

◦	$30.2 million, or 20.0% of total revenue, in Q3 2013, an increase of 16% from $26.0 million, or 24.6% of total revenue, in Q3 2012

•	Non-GAAP Adjusted Operating Income/Loss:

◦	$19.3 million, or 12.7% of total revenue, in Q3 2013, compared to $19.4 million, or 18.3% of total revenue, in Q3 2012

◦	Non-GAAP Adjusted Operating Income excludes $0.5 million of integration costs relating to the acquisition of Epocrates which closed on March 12, 2013

◦	Core athenahealth Non-GAAP Adjusted Operating Income was $19.6 million in Q3 2013

◦	Epocrates Non-GAAP Adjusted Operating Loss was $1.7 million

◦	Other Non-GAAP Adjusted Operating Income was $1.4 million

•	Non-GAAP Adjusted Net Income:

◦	$11.2 million, or $0.29 per diluted share, in Q3 2013, compared to $11.2 million, or $0.30 per diluted share, in Q3 2012

We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. The table below shows the scorecard results for Q1 2013, Q2 2013, Q3 2013, and year-to-date Q3 2013. For certain metrics (i.e., Client DAR, Provider Documentation Time, and Days of Client Work), our goal is to improve our performance by effectively reducing the scorecard metrics results throughout the year. Please note that all financial and operational metrics results relate to core athenahealth (i.e., excluding Epocrates, Arsenal, and intercompany eliminations).

	Q1 2013 Results	Q2 2013 Results	Q3 2013 Results	YTD Q3 2013 Results

Stability (15% weight)
Headcount - Role Vacancy	4.1%	2.8%	4.1%	10.9%
Corporate Citizenship	89.0%	92.2%	91.6%	90.9%
Employee Engagement	4.0	4.1	4.1	4.1
Stability Results	86%	113%	88%	96%

Performance (25% weight)
Client Days in Accounts Receivable (DAR)	37.6	37.0	38.4	37.7
Total Automation Rate	61.7%	62.5%	63.1%	62.4%
Client Collection Rate	96.3%	96.0%	95.5%	95.9%
Performance Results	96%	96%	93%	95%

Satisfaction (25% weight)
Provider Documentation Time	5.1	5.2	5.1	5.1
Days of Client Work	7.1	7.4	7.6	7.4
Client Satisfaction	88.2%	88.0%	88.0%	88.1%
athenaClinicals Penetration	29.7%	31.7%	33.3%	31.5%
Satisfaction Results	102%	98%	96%	99%

Financial (35% weight)
Bookings (a)	(a)	(a)	(a)	(a)
Total Revenue ($M)	$120.0	$129.5	$134.3	$383.8
Non-GAAP Adjusted Operating Income ($M)	$9.1	$11.1	$19.6	$39.8
Financial Results	91%	130%	89%	104%

Total Results	94%	111%	92%	99%

(a)
Since the bookings metric contains highly sensitive data, we do not disclose all of the specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm.

We believe that our underlying drivers of long-term success remain strong as supported by the following metric results:

•	Employee Engagement at 4.1 out of 5.0 in Q3 2013, versus goal of 4.1 and Q3 2012 actual result of 4.1

•	Average Client DAR of 38.4 days in Q3 2013, versus goal of 36.0 days and Q3 2012 actual result of 37.6 days

•	Total Automation Rate of 63.1% in Q3 2013, shy of our goal of 70.4%

•	Client Collection Rate of 95.5% in Q3 2013, mostly in line with our goal of 96.0%

•	Provider Documentation Time per Appointment of 5.1 minutes in Q3 2013, versus goal of 5.0 minutes and Q3 2012 actual result of 5.1 minutes

•	Days of Client Work of 7.6 days in Q3 2013, versus goal of 6.8 days

•	Client Satisfaction of 88.0% in Q3 2013, versus goal of 85.0% and Q3 2012 actual result of 87.2%

•	athenaClinicals penetration of 33.3% in Q3 2013, shy of our goal of 35.1%
athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers or nodes on our network will become a more appropriate metric to use in measuring our market share. During Q3 2013:

•	83% of all new athenaCollector deals included athenaClinicals, compared to 82% in Q3 2012

•
78% of all new athenaCollector deals included athenaClinicals and athenaCommunicator, compared to 66% in Q3 2012. Additionally, 78% of all new athenaOneSM deals sold during Q3 2013 also included athenaCoordinator Core, compared to 66% in Q3 2012

•	Net new physicians and providers added sequentially to the network were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 6/30/13	31,049	43,858	10,058	13,818	13,831	18,762
Net new additions	2,715	3,337	1,343	1,665	3,499	4,262
Ending balance as of 9/30/13	33,764	47,195	11,401	15,483	17,330	23,024
Sequential growth %	9%	8%	13%	12%	25%	23%

•	Net new physicians and providers added to the network since Q3 2012 were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 9/30/12	27,013	38,145	7,340	10,062	8,739	12,149
Net new additions	6,751	9,050	4,061	5,421	8,591	10,875
Ending balance as of 9/30/13	33,764	47,195	11,401	15,483	17,330	23,024
Y/Y growth %	25%	24%	55%	54%	98%	90%

athenaCollector network performance metrics were as follows for Q3 2013:

•	$2,974,736,918 posted in total client collections, up 29% from Q3 2012

•	22,903,118 total claims submitted, up 29% from Q3 2012

•	82.0% electronic remittance advice (“ERA”) rate, up 2.2 points from 79.8% at Q3 2012

•	94.1% first pass resolution (“FPR”) rate, up 0.4 points from 93.7% at Q3 2012

Revenue Discussion
Q3 2013 revenue reached $151.5 million and grew by 43% (or $45.6 million) over Q3 2012. Core athenahealth revenue for Q3 2013 was $134.3 million and grew by 27% over prior year. Q3 2013 also represents our 55th quarter of consecutive revenue growth for the core business.

	Q3 2013	Q3 2012	Y/Y Growth%
athenahealth	$134.3	$105.9	27%
Epocrates	$13.4	$0.0	n/a
Other	$3.8	$0.0	n/a
Consolidated	$151.5	$105.9	43%
In terms of trends in our recurring revenue base, same-store analysis of claims created—a proxy for physician office utilization—indicates that physician office activity in Q3 2013 increased modestly over physician office activity during Q3 2012. As seen in prior years, our analysis also showed an increase in physician office activity in Q3 2013 compared to Q2 2013.
Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin was 61.9% for Q3 2013, down approximately 80 basis points from 62.7% in Q3 2012. As anticipated, this year-over-year decline in our Non-GAAP Adjusted Gross Margin was driven by service mix and continued investments in our service offerings. One of our goals is to improve gross margin on a service-line basis each year. As previously discussed, the expansion of our newer service offerings, such as athenaCoordinator, will serve as a headwind to margin expansion until these new services become more automated and scalable.
Balance Sheet and Cash Flow Highlights
On May 10, 2013, we entered into a five-year $325 million senior credit facility consisting of a $200 million unsecured term loan facility and a $125 million unsecured revolving credit facility (the “Senior Credit Facility”). We may increase the Senior Credit Facility up to an additional $100 million subject to certain terms, including obtaining lender commitments. During Q3 2013, we executed a swap transaction to hedge a portion of the floating rate interest payments on our $200 million unsecured term loan. As of September 30, 2013, we had cash and cash equivalents of $62.3 million and outstanding indebtedness of $242.5 million. Operating cash flow was $56.2 million for the nine months ended September 30, 2013, up 22% from $46.2 million for the nine months ended September 30, 2012. Our capital expenditures, including capitalized software development, were $13.1 million (or 8.7% of total revenue) in Q3 2013.
Fiscal Year 2013 Outlook
Our fiscal year 2013 guidance communicated on May 2, 2013 is summarized in the following table:

For the Fiscal Year Ending December 31, 2013
Forward Looking Guidance
GAAP Total Revenue	$580 - $615 million
Non-GAAP Adjusted Gross Margin	63.0% - 64.0%
Non-GAAP Adjusted Operating Income	$68 - $80 million
Non-GAAP Adjusted Net Income per Diluted Share	$1.05 - $1.15

We are not making any changes to the fiscal year 2013 guidance we communicated on May 2, 2013. As communicated during our Q2 2013 earnings call, additional insights into our fiscal year 2013 guidance remain as follows:

•	We expect GAAP Total Revenue to be close to the mid-point of the $580 million to $615 million guidance range.

•	We expect Non-GAAP Adjusted Gross Margin to be closer to the low end of the 63% to 64% range.

•	We expect Non-GAAP Adjusted Operating Income to be closer to the low end of the $68 million to $80 million guidance range.

•	We expect Non-GAAP Adjusted Net Income per Diluted Share to be at or near the low end of the $1.05 to $1.15 guidance range.

•	Finally, we expect some modest improvement in our full year 2013 Non-GAAP tax provision and are estimating it to be approximately 41% to 42%.
Product Development Discussion
Product development at athenahealth is organized around the goal of being the best in the world at getting medical caregivers paid for doing the right thing. In order to fulfill this goal, we deliver services backed by cloud-based software, proprietary knowledge, and robust back-office services.
athenaCollector Service Offering
athenaCollector is our cloud-based medical billing and practice management solution. It is the foundation of our service portfolio and entered general availability in 2000.
The athenaCollector team continues to prepare for the next big change in health care compliance, the International Statistical Classification of Diseases and Related Health Problems, 10th Revision (“ICD-10”). In order to ensure a smooth transition, we are building a host of tools to help our clients prepare for ICD-10. We all know that not all payers will be ready to accept ICD-10 codes on October 1, 2014, based on our experience with past industry transitions. We made significant progress this quarter with the completion of key features that will allow our clients to capture the appropriate diagnosis code set depending on the date of service. The fact that athenahealth clients are already able to familiarize themselves with ICD-10 codes and test this new functionality this far in advance of the deadline demonstrates our unique ability to help our clients make this crucial transition. We remain the only player in the industry to guarantee physicians a smooth transition to ICD-10. Before year end, we will unveil our change management process called the ICD-10 readiness center. The ICD-10 readiness center includes a comprehensive set of tools and tips to help our clients assess the impact of ICD-10 on their practices and help them adequately plan for this transition. The ICD-10 readiness center will also provide clients with a holistic view of organizational, payer, and supply chain readiness.
athenaClinicals Service Offering
athenaClinicals is our cloud-based electronic health record (“EHR”) management service. It entered general availability in 2006 and was made available as a stand-alone service in 2010.
Our differentiated cloud-based EHR and our unique design approach focused on the user experience continue to garner industry recognition. athenaClinicals was ranked as the most usable EHR among major ambulatory EHR vendors by industry-leading research firm KLAS in its 2013 Ambulatory EHR Usability report. We continue to outperform our competition with our software and service approach as demonstrated by our receipt of an additional #1 KLAS ranking in the 2013 Ambulatory EMR Performance Report for the 1-10 physician segment. Continuing validation of our software and service approach by trusted third-party researchers like KLAS serves to further fuel our drive to improve performance and desired outcomes for our clients.

In addition to earning best in KLAS rankings, we are continuing to build a sustainable market for health information exchange. We began by introducing athenaClinicals with orders-based pricing in early 2012. The goal of this transaction-based pricing model was to shift the cost of care coordination to the receivers. Under the athenaClinicals with orders-based pricing model, the $1-per-order transaction fee is charged to either the athenaClinicals ordering provider or the supply chain order receiver. No matter who is paying the $1 order transaction fee, it has always been our intention to close the loop on as many order categories as possible. According to our analysis, almost 50% of physicians’ orders are not closed, resulting in either a loss of care or a duplication of care. Our initial efforts were focused on closing lab, imaging, and consult orders and we have now shifted our attention to closing prescription orders, which represent approximately 50% of our clients’ total order volume. While we have more work to do, this emerging capability gives our providers more insight into their patients’ medication adherence while improving our revenue model. We continue to believe that building a two-sided market in health care will drive better care coordination by incenting improved communication and collaboration between senders and receivers.
Finally, the athenaClinicals development team continues to make progress on the athenaX project, our disruptive new take on the physician’s experience with an EHR. Alpha testing is progressing as planned with a small cohort of alpha providers and their clinical staff now successfully documenting encounters using this more streamlined workflow. As a result of our success, we remain on track to move to beta testing for internal medicine by year-end and to make the service generally available to internists during 2014. We plan to expand our beta testing programs across additional specialties during 2014 and will have more details in 2014 around our plan to make athenaX generally available to all caregivers using athenaClinicals.

athenaCommunicator Service Offering
athenaCommunicator is our cloud-based patient communication management service. It entered general availability in 2010 and, at this time, requires adoption of athenaCollector or athenaClinicals.
The athenaCommunicator product development team made progress on several important initiatives aimed to improve scheduling capabilities and to further engage patients in managing their health care. First, in order to improve schedule density, the team has created enhanced patient self-service scheduling capabilities via the patient portal, including the mobile optimized portal. We have also developed a scheduling application programming interface (“API”) which allows our clients to leverage scheduling capabilities offered by our growing list of More Disruption Please (“MDP”) scheduling partners. These initiatives not only reduce work for our clients but also encourage increased patient engagement in their own health care management. Second, we redesigned the GroupCall service to improve overall usability, increase transparency of the GroupCall campaign status, and expand its ability to serve the needs of our growing athenaCommunicator client base. This more user-friendly GroupCall service allows our athenaCommunicator clients to more quickly and easily develop new practice-specific or custom campaigns in order to better manage patient needs. Finally, we have been busy testing the new patient engagement workflows required by MU Stage 2. MU Stage 2 requires certain patient engagement capabilities which include providing patients access to their health information and offering secure messaging capabilities between patients and their care providers. We have completed testing across all three initiatives during Q3 2013 and have generally released these new capabilities to all athenaCommunicator clients during October 2013.
Key Metrics as of Q3 2013:

•	Provider adoption rate of 49%, as compared to 43% in Q2 2013 and 32% in Q3 2012.

•	athenaCommunicator delivered over 26.5 million automated messages during Q3 2013 across our active patient base of over 13.1 million patients.

•	Patient portal adoption has increased by 21% since Q2 2013 to 2.1 million patients registered as of Q3 2013.

•	athenaCommunicator collected over $10.6 million in self-pay collections during Q3 2013 via the patient portal and our live operator service, an increase of 18% over the Q2 2013 self-pay collections.
athenaCoordinator Service Offering
Our care coordination service offerings include athenaCoordinator Core and athenaCoordinator Plus. athenaCoordinator Core is a cloud-based order transmission service for all receiver types and physicians using athenaClinicals. athenaCoordinator Plus is our cloud-based care coordination service for order transmission, insurance pre-certification, and patient registration among physicians and hospitals, surgical centers, and imaging centers. athenaCoordinator Plus entered general availability in 2011 following the acquisition of Proxsys LLC, and the athenaCoordinator Core service offering entered general availability in 2012.
We continue to make strides towards building a two-sided market in health care by growing both our sender and our receiver bases. As of September 30, 2013, we have over 22% of our athenaClinicals providers on orders-based pricing and almost 3,000 athenaCoordinator Core and athenaCoordinator Plus receivers live on the network. By proving the value of this model to our athenaClinicals clients, we have increased the number of all orders being sent in-network from 1.3% in June 2013 to 6.7% today.
The athenaCoordinator product development team has also been working on several initiatives aimed at improving care coordination and driving more order volume across the network. We recently launched new functionality that enables orders to be seamlessly shared across the network when the sender and receiver are live on athenaClinicals. For example, when an athenaClinicals provider sends an order to an athenaCoordinator receiver who also uses athenaClinicals, we now automatically transmit the order and appointment request to the receiver and preregister the patient in athenaNet. The athenaNet order sharing functionality also populates the receiving physician’s patient record with medication history, problem lists, vaccination history, and allergies. Additionally, in an effort to start closing the loop on the orders, the sending provider receives notification that the patient’s appointment has been scheduled. This is just one more example of how caregivers benefit from joining the athenahealth network. We also launched an enhancement to the athenaCoordinator Plus service designed to improve the service experience and expand the volume of orders managed by athenahealth. The athenaCoordinator operations team can now handle inbound faxed orders as well as orders submitted via the sending portal. Regardless of the entry method, the athenaCoordinator operations team verifies eligibility and benefits and obtains pre-certification for all orders sent to athenaCoordinator Plus receivers. This enhancement should expand the number of sending providers leveraging this service, resulting in higher order volume to be managed by the athenaCoordinator operations team.
Finally, we continue to make progress in scaling our operations and we remain on track to reach our first level of automation goals by year end. Although we are still very early in this service’s life cycle, the team continues to make progress in building an operational rules engine, implementing work flow distribution tools, and streamlining workflows through automation and task standardization. Based on our progress thus far, we remain confident in our ability to create a valuable and cost effective service offering that will continue to scale like athenaCollector.

athenaClarity Service Offering
athenaClarity is a cloud-based service that provides visibility into the financial and clinical health of the health care network, helping health care organizations manage both networks of caregivers and populations of patients. By harmonizing data across practice management systems, EHRs, and claims systems, athenaClarity provides health care organizations with a single source of truth. athenaClarity turns insight into action, guiding data-driven decision-making at the point of care. athenaClarity service offering was born from the union of athenahealth’s Anodyne Solutions and HDS service offerings. athenahealth acquired Anodyne Health Partners, Inc. in October of 2009 and acquired Healthcare Data Services LLC in October of 2012. athenaClarity service offering entered general availability in 2013.
The athenaClarity team remains focused on closing deals, building a robust pipeline, and bringing signed deals live onto our network. Demand for athenaClarity has continued to be very strong. We signed two additional population health deals during Q3 2013, resulting in a total of eight deals closed year-to-date. One of the deals signed in Q3 2013 was with CaroMont Health in North Carolina which is another proof point of our expansion of this service offering outside of Massachusetts. As of today, five out of the eight deals signed in 2013 are live including University Hospitals, our first population health deal outside of Massachusetts. Strong demand for this service offering and our ability to implement new clients quickly has generated a 50% increase in our population health provider base since Q1 2013. As we continue to build out our pipeline and demonstrate our unique approach to population health management, we anticipate new deal closings and network growth to accelerate in 2014.

Epocrates, Inc.
Epocrates, Inc. is recognized for developing the #1 medical application among U.S. physicians for clinical content, practice tools, and health industry engagement at the point of care. Epocrates has established a loyal network of more than one million health care professionals, including an estimated 50 percent of U.S. physicians, who routinely use its intuitive solutions to help streamline workflow and improve patient care. For more information, please visit www.epocrates.com. Epocrates was acquired by athenahealth on March 12, 2013.

We remain singularly focused on keeping Epocrates the #1 source of content across the health care ecosystem for helping caregivers make efficient and confident decisions. In order to achieve this, we have launched major initiatives to improve the user experience for our caregivers and to strengthen our ties with our sponsors. First, we continue to increase our user base by engaging medical students on campuses across the nation’s leading medical learning institutions. One of the reasons why Epocrates reigns as the digital health leader is the familiarity and trust being built by Epocrates with future generations of physicians. We continue to invest in education and quality care by offering free subscriptions of Epocrates Essentials® to all U.S. medical students. During our month-long back-to-school campaign, we have provided more than 10,000 medical students with complimentary Epocrates Essential subscriptions, giving them valuable decision support tools including lab interpretation guides, evidence-based treatment guides, differential diagnoses, and disease images. This promotional program complements the Epocrates EDU program, launched earlier this year, which provides educational institutions with affordable subscription options to Epocrates premium products for faculty, students, and administrators. Second, we are building functionality and services to improve the targeting of our messaging campaigns to ensure that the correct providers are presented with the right message at the best time. Third, we are launching a powerful new messaging service called Drug Monograph Alerts that allows our clients to place integrated content directly into the clinical encounter workflow. This will allow our clients to place messages about approved topics directly into the drug lookups. We are working closely with sponsors to help them understand how to adhere to our strict editorial guidelines for this content so as to maintain the full integrity of the drug monograph content. Finally, we are launching a Provider Directory and a HIPAA-compliant Secure Text Messaging service designed to improve collaboration between caregivers and to increase overall physician engagement. The Provider Directory, accessible through the Epocrates app, is an extensive database of more than 700,000 provider-managed profiles and will make it easier for providers to identify physicians for patient referrals and consultations. The Provider Directory was launched in September 2013. Secure Text Messaging along with the other initiatives mentioned are in beta testing now and will become generally available during 2014.
Business Development Update
More Disruption Please
Our MDP program continues to advance our mission to help caregivers by ensuring we partner with some of the health care industry’s most innovative companies. Unlike other health care partnership programs, our MDP program provides qualified, high-quality companies access to both our cloud-based platform of HIT services and our growing nationwide provider network. Through this differentiated program, athenahealth will continue to introduce new services and accelerate the introduction of high-value innovation via the cloud. As of today, we have 14 Technology partners and 33 Clinical Exchange partners featured on the athenahealth Marketplace. Our newest addition to our Technology partners, Demandforce, adds automated marketing and communication to our growing list of capabilities offered on the athenahealth Marketplace. Demandforce integrates with athenaCommunicator to provide new tools to physicians and physician practices for patient engagement, online reputation management, social media marketing, and more. Today, eight of the Technology partners are generally available to athenahealth’s client base and over 70 accounts are live on the services offered via the athenahealth Marketplace. Our goal is to grow the user base to 100 accounts across over 20 Technology partners by year end. Continuing our efforts to further promote innovation and entrepreneurialism in health care, we again convened a group of health care disruptors at our third annual MDP conference early this month. The event was highlighted by a key note address from the guru of disruptive innovation, Professor Clay Christensen of Harvard Business School. To learn more about our initiative to open up our cloud-based network and connect with disruptive solutions, please visit our athenahealth Marketplace at www.athenahealth.com/marketplace. To learn more about our MDP program or to sign up as an MDP member, please access our MDP website at www.athenahealth.com/disruption.
Client Base Discussion
The total number of physicians who have gone live on athenaCollector, our core service offering, is the metric we currently use to define our client base and market share. However, as our client base expands outside the traditional ambulatory market, total active providers—or nodes on our network—will become a more appropriate metric used to define our client base and market share. Annual growth in total revenue continues to outpace growth in our physician base. We believe that this trend will continue as athenaClinicals and athenaCommunicator are included in a growing portion of new deals and adoption of these services spreads across our existing client base.
During Q3 2013, 83% of all new athenaCollector deals included athenaClinicals, up slightly from 82% in Q3 2012. 78% of all new athenaCollector deals included athenaCommunicator and athenaClinicals. Additionally, 78% of all new athenaOne deals also included athenaCoordinator Core. The athenaOne rate of 78% in Q3 2013 compares to 66% in Q3 2012. Among “live” (i.e., implemented and active) athenaCollector clients, adoption of athenaClinicals and athenaCommunicator continues to grow rapidly and resulted in continued growth to our installed base across all of our service offerings.

athenahealth Service Offering Adoption
athenaCollector Clients
During Q3 2013, total active physicians on athenaCollector grew by 25% year-over-year, to 33,764. On a sequential basis, we added a record 2,715 net new active physicians on athenaCollector, versus 2,012 in Q3 2012. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter. Furthermore, our larger clients can be more complex and take longer to go live, particularly if our clients request a more phased implementation approach. Total active providers on athenaCollector grew by 24% year-over-year, to 47,195. On a sequential basis, we added a record 3,337 net new active providers on athenaCollector, versus 2,736 in Q3 2012.
athenaClinicals Clients
We continue to experience rapid growth in client adoption of athenaClinicals. Total active physicians live on athenaClinicals grew by 55% year-over-year, to 11,401. On a sequential basis, we added a record 1,343 net new active physicians on athenaClinicals, versus 1,189 in Q3 2012. This equates to an overall adoption rate of 34% of total athenaCollector physicians, up from 27% in Q3 2012. Total active providers on athenaClinicals grew by 54% year-over-year, to 15,483. On a sequential basis, we added a record 1,665 net new active providers on athenaClinicals, versus 1,504 in Q3 2012. We expect the athenaClinicals client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
athenaCommunicator Clients
Our athenaCommunicator client base is also growing rapidly. Total active physicians live on athenaCommunicator grew by an impressive 98% year-over-year, to 17,330. On a sequential basis, we added a record 3,499 net new active physicians on athenaCommunicator, versus 2,433 in Q3 2012. This equates to an overall adoption rate of 51% of total athenaCollector physicians, up from 32% in Q3 2012. Total active providers on athenaCommunicator grew by 90%, to 23,024. On a sequential basis, we added 4,262 net new providers on athenaCommunicator, versus 3,507 in Q3 2012. We expect the athenaCommunicator client base to increase significantly over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
New Deals
On July 31, 2013, we announced that Hallmark Health System selected athenaClarity for improved care coordination and more proactive population health management. Hallmark Health System is the leading charitable provider of vital health services to Boston’s northern communities. The health system network is comprised of Lawrence Memorial Hospital and Melrose-Wakefield Hospital, as well as many outpatient sites and more than 700 physicians, with more than 100,000 affiliated patients. Hallmark Health System is expected to go live on athenaClarity during Q4 2013.
On October 16, 2013, we announced that Riverside Medical Group selected athenaCollector in order to streamline its collections and seamlessly integrate with its existing IT infrastructure. Riverside Medical Group, a division of Riverside Health System, has over 300 physicians who practice at 117 locations in eastern Virginia. Riverside Health System is a non-profit integrated network of physician practices, hospitals, innovative older adult programs, wellness centers, and more, providing high quality health care services to citizens of eastern Virginia. Riverside Medical Group is expected to go live on athenaCollector during Q1 2014.
Client Implementations
Our publicly disclosed implementation pipeline includes the following status updates as of October 17, 2013:

•	University Hospitals academic medical center (~850 physicians, ~1,000 providers) went live on athenaCommunicator in July 2013.

•	Children’s Hospital Los Angeles Medical Group (~450 physicians) went live on athenaCollector in July 2013.

•	Children’s Hospital Central California (~100 physicians, ~130 providers) went live on athenaCollector, athenaClinicals, and athenaCommunicator in September 2013.

•
Prospira PainCare (~20 physicians, ~50 providers) began a phased implementation on our full suite of services, including Anodyne Solutions, in September 2013 and is expected to be fully live by December 2013.

•
Health Management Associates (~900 physicians, ~1,200 providers) continued the phased implementation on our full suite of services and brought three additional waves live during Q3 2013. As of Q3 2013, approximately 94% of the physicians are live on athenaCollector and athenaCommunicator and approximately 62% are live on athenaClinicals. We fully expect the implementation to be completed shortly after the pending transaction with Community Health Systems stabilizes.

•	INTEGRIS Health (~300 physicians, ~400 providers) went live on athenaCollector, athenaCommunicator, and athenaClarity in October 2013.

•
Palmetto Primary Care Physicians (~50 physicians, ~80 providers) was expected to go live on athenaCollector, athenaClinicals, and athenaCommunicator during 2013 but terminated its contract in September 2013.

•	Ascension Health Alliance (over 4,000 providers) is expected to go live on athenaCollector, athenaCommunicator, and athenaClarity by means of a phased implementation.
Marketing and Selling Discussion
Marketing Update
The athenahealth marketing organization encompasses our growth and sales operations, event and partner marketing, inside sales agents (“ISAs”), advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth.
The athenahealth team understands the growing costs and burdens placed on medical caregivers today. We recently announced the findings from our fourth annual Physician Sentiment IndexTM (“PSI”). Leveraging Epocrates’ physician user base, athenahealth surveyed 1,200 physicians across America, from a variety of specialties and practice sizes, to understand exactly how they are feeling about navigating various industry changes and challenges. A few key data points highlighting physician sentiment from this survey are as follows:

•	78 percent of physicians surveyed said they are not optimistic about independent groups surviving in the years ahead

•
Nearly 75 percent of physicians surveyed have either only “heard of” or are “somewhat familiar with” an Accountable Care Organization while 26 percent of physicians responded that they “don’t know” if they are participating in any “pay-for-performance” programs

•	More than 60 percent of providers believe the current health care climate is somewhat-to-very detrimental to care - a consistent trend since our PSI survey began

•	Nearly 60 percent of providers think the quality of medicine will decline over the next five years

•	More than 50 percent of providers do not believe that the government’s involvement in health care will lower costs or improve outcomes
We aim to be caregivers’ most trusted service, helping them do well by doing the right thing. By listening to our clients and understanding their concerns and pain points, we are better equipped to help our clients manage change and improve their financial and operational health. To learn more about athenahealth’s PSI, please review the 2013 PSI survey results and explore the PSI infographic at www.athenahealth.com/PSI.
Selling Update
The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
We continue to equip our sales teams with additional weapons to help attract prospects and close deals. Our ever-expanding arsenal now includes an enhanced athenaCoordinator Plus offering, the bragging rights associated with a number of continuing #1 KLAS rankings, the MU Stage 1 and Stage 2 guarantee, and the ICD-10 guarantee. athenahealth remains the only health care IT vendor to guarantee success with MU attestation and the ICD-10 transition. With the ICD-10 transition deadline fast approaching, we continue to see prospects tuning into our array of sales and marketing events targeting ICD-10. Our entire sales team continues to successfully leverage our differentiated capabilities and excellent network performance to attract prospects and grow our network.
As of September 30, 2013, we have a total of 120 quota-carrying sales representatives, up 7% from last year and and we continue to expand our channel partnerships, including through the renewal of our relationship with PSS World Medical, Inc.

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, Summary of Cash Balance, Reporting by Business and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in thousands)

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Direct operating	$1,854	$1,619	$5,618	$4,072
Selling and marketing	3,058	1,718	9,209	5,405
Research and development	959	1,059	3,247	2,907
General and administrative	3,891	3,138	15,650	8,134
Total stock-based compensation expense	9,762	7,534	33,724	20,518
Amortization of capitalized stock-based compensation related to software development (1)	302	—	680	—
Total	$10,064	$7,534	$34,404	$20,518

(1)
In addition, for the three and nine months ended September 30, 2013, $0.8 million and $1.7 million, respectively, of stock-based compensation was capitalized in the line item Capitalized Software Costs in the Condensed Consolidated Balance Sheet for which $0.3 million and $0.7 million, respectively, of amortization was included in the line item Depreciation and Amortization Expense in the Condensed Consolidated Statements of Income. The amount of stock-based compensation related to capitalized software development costs in prior periods was not significant.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in thousands)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three and nine months ended September 30, 2013 and 2012:

	Three Months Ended September 30,		Nine Months Ended September 30,
Amortization of purchased intangible assets allocated to:	2013	2012	2013	2012
Direct operating	$3,695	$753	$7,840	$2,259
Selling and marketing	2,421	—	4,842	—
Total amortization of purchased intangible assets	$6,116	$753	$12,682	$2,259

athenahealth, Inc.
CASH, CASH EQUIVALENTS, AND AVAILABLE-FOR-SALE INVESTMENTS
(Unaudited, in thousands)

Set forth below is a breakout of total cash, cash equivalents, and available-for-sale investments as of September 30, 2013, and December 31, 2012:

	September 30, 2013	December 31, 2012

Cash, cash equivalents	$62,274	$154,988
Short-term investments	—	38,092
Total	$62,274	$193,080

athenahealth, Inc.
REVENUE AND NON-GAAP ADJUSTED OPERATING INCOME (LOSS) BY BUSINESS
(Unaudited, in thousands)

Set forth below is a breakout of revenue and “Non-GAAP Adjusted Operating Income (Loss)” by business for the three and nine months ended September 30, 2013 and 2012:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenue:
Business services:
athenahealth	$127,934	$102,256	$367,234	$295,915
Epocrates	13,392	—	33,474	—
Implementation and other:
athenahealth	6,336	3,630	16,622	10,052
Other	3,865	—	6,094	—
Total revenue	$151,527	$105,886	$423,424	$305,967

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Non-GAAP Adjusted Operating Income (Loss):
athenahealth	$19,609	$19,362	$39,805	$45,780
Epocrates	(1,708)	—	(2,690)	—
Other	1,374	—	2,729	—
Total Non-GAAP Adjusted Operating Income	19,275	19,362	39,844	45,780
Stock-based compensation expense	10,064	7,534	34,404	20,518
Integration and transaction costs	454	—	8,627	—
Gain on early termination of lease	—	—	(2,468)	—
Amortization of purchased intangible assets	6,116	753	12,682	2,259
Total operating income (loss)	2,641	11,075	(13,401)	23,003
Interest expense	(1,421)	(88)	(2,586)	(264)
Other income	30	176	147	498
Income (loss) before income tax (provision) benefit	1,250	11,163	(15,840)	23,237
Income tax (provision) benefit	(80)	(4,953)	5,290	(10,445)
Net income (loss)	$1,170	$6,210	$(10,550)	$12,792

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of the Company’s “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total revenue	$151,527	$105,886	$423,424	$305,967
Direct operating expense	63,245	41,866	175,820	121,678
Total revenue less direct
operating expense	88,282	64,020	247,604	184,289
Add: Stock-based compensation
allocated to direct operating expense	1,854	1,619	5,618	4,072
Add: Amortization of purchased intangible assets
allocated to direct operating expense	3,695	753	7,840	2,259

Non-GAAP Adjusted Gross Profit	$93,831	$66,392	$261,062	$190,620

Non-GAAP Adjusted Gross Margin	61.9%	62.7%	61.7%	62.3%

Non-GAAP Adjusted EBITDA
Set forth below is a reconciliation of our “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total Revenue	$151,527	$105,886	$423,424	$305,967

GAAP net income (loss)	1,170	6,210	(10,551)	12,792
Add: Provision for (benefit) from income taxes	80	4,953	(5,290)	10,445
Less: Total other expense (income)	1,391	(88)	2,439	(234)
Add: Stock-based compensation expense	9,762	7,534	33,724	20,518
Add: Depreciation and amortization	11,263	6,683	30,711	17,964
Add: Amortization of purchased intangible assets	6,116	753	12,682	2,259
Add: Integration and transaction costs	454	—	6,468	—
Add: Non-tax deductible transaction costs	—	—	2,159	—
Less: Gain on early termination of lease	—	—	(2,468)	—

Non-GAAP Adjusted EBITDA	$30,236	$26,045	$69,874	$63,744

Non-GAAP Adjusted EBITDA Margin	20.0%	24.6%	16.5%	20.8%

Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total revenue	$151,527	$105,886	$423,424	$305,967

GAAP net income (loss)	1,170	6,210	(10,551)	12,792
Add: Provision for (benefit) from income taxes	80	4,953	(5,290)	10,445
Less: Total other expense (income)	1,391	(88)	2,439	(234)
Add: Stock-based compensation expense	9,762	7,534	33,724	20,518
Add: Amortization of capitalized stock-based compensation related to software development	302	—	680	—
Add: Amortization of purchased intangible assets	6,116	753	12,682	2,259
Add: Integration and transaction costs	454	—	6,468	—
Add: Non-tax deductible transaction costs	—	—	2,159	—
Less: Gain on early termination of lease	—	—	(2,468)	—

Non-GAAP Adjusted Operating Income	$19,275	$19,362	$39,843	$45,780

Non-GAAP Adjusted Operating Income Margin	12.7%	18.3%	9.4%	15.0%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP net income (loss)	$1,170	$6,210	$(10,551)	$12,792
Add: Stock-based compensation expense	9,762	7,534	33,724	20,518
Add: Amortization of capitalized stock-based compensation related to software development	302	—	680	—
Add: Amortization of purchased intangible assets	6,116	753	12,682	2,259
Add: Integration and transaction costs	454	—	6,468	—
Less: Gain on early termination of lease	—	—	(2,468)	—

Sub-total of tax deductible items	16,634	8,287	51,086	22,777

Less: Tax impact of tax deductible items (1)	(6,654)	(3,315)	(20,434)	(9,111)
Add: Non-tax deductible transaction costs	—	—	2,159	—

Non-GAAP Adjusted Net Income	$11,150	$11,182	$22,260	$26,458

Weighted average shares - diluted	38,343	37,212	36,722	37,038

Non-GAAP Adjusted Net Income per Diluted Share	$0.29	$0.30	$0.61	$0.71

(1)	Tax impact calculated using a statutory tax rate of 40%.

(unaudited, in thousands)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP net income (loss) per share - diluted	$0.03	$0.17	$(0.29)	$0.35
Add: Stock-based compensation expense	0.25	0.20	0.92	0.55
Add: Amortization of capitalized stock-based compensation related to software development	0.01	—	0.02	—
Add: Amortization of purchased intangible assets	0.16	0.02	0.35	0.06
Add: Integration and transaction costs	0.01	—	0.18	—
Less: Gain on early termination of lease	—	—	(0.07)	—

Sub-total of tax deductible items	0.43	0.22	1.39	0.61

Less: Tax impact of tax deductible items (1)	(0.17)	(0.09)	(0.56)	(0.25)
Add: Non-tax deductible transaction costs	—	—	0.06	—

Non-GAAP Adjusted Net Income per Diluted Share	$0.29	$0.30	$0.61	$0.71

Weighted average shares - diluted	38,343	37,212	36,722	37,038

(1)	Tax impact calculated using a statutory tax rate of 40%.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangible assets allocated to direct operating expense, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net income before provision for (benefit) from income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net income before provision for (benefit) from income taxes, total other (income) expense, stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, and gain on early termination of lease and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net income before stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration costs, transaction costs, gain on early termination of lease and any tax impact related to these items, and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance.
Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful life and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charge is incurred.

•
Integration costs — integration costs are the severance and retention bonuses for certain employees relating to the Epocrates acquisition. Accordingly, these costs are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charge is incurred.

•
Transaction costs — transaction costs are non-recurring costs related to specific transactions. Accordingly, these costs are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charge is incurred.

•
Gain on early termination of lease — gain on early termination of lease is a non-recurring gain related to the early termination of the Arsenal lease. Accordingly, this gain is not considered by management in making operating decisions, and management believes that this gain does not have a direct correlation to future business operations. Management does not believe such gain accurately reflects the performance of our ongoing operations for the period in which such gain is recorded.

Supplemental Metrics and Definitions

	Fiscal Year 2012				Fiscal Year 2013

	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Client Base
Total Physicians on athenaCollector	24,101	25,001	27,013	28,011	28,850	31,049	33,764
Total Providers on athenaCollector	33,923	35,409	38,145	39,752	40,937	43,858	47,195
Total Physicians on athenaClinicals	5,331	6,151	7,340	7,949	8,776	10,058	11,401
Total Providers on athenaClinicals	7,402	8,558	10,062	10,926	12,139	13,818	15,483
Total Physicians on athenaCommunicator	4,820	6,306	8,739	10,153	11,840	13,831	17,330
Total Providers on athenaCommunicator	6,800	8,642	12,149	14,065	16,296	18,762	23,024

Client Performance
Client Satisfaction	86.3%	89.8%	87.2%	87.2%	88.2%	88.0%	88.0%
Client Days in Accounts Receivable (“DAR”)	40.0	38.2	37.6	36.4	37.6	37.0	38.4
First Pass Resolution (“FPR”) Rate	91.3%	92.9%	93.7%	94.2%	93.9%	94.2%	94.1%
Electronic Remittance Advice (“ERA”) Rate	78%	77.7%	79.8%	81.7%	81.8%	82.8%	82%
Total Claims Submitted	17,839,150	17,467,447	17,706,432	20,055,715	20,732,485	21,691,357	22,903,118
Total Client Collections ($)	2,081,686,428	2,259,202,690	2,302,527,259	2,540,153,162	2,566,960,419	2,836,765,406	2,974,736,918
Total Working Days	62	64	63	62	61	64	64

Employees
Direct	1,080	1,192	1,282	1,363	1,426	1,438	1,460
Sales & Marketing	295	315	341	353	426	454	462
Research & Development	292	357	375	402	526	585	649
General & Administrative	187	196	205	222	275	274	282
Total Employees	1,853	2,060	2,202	2,339	2,652	2,751	2,853

Quota Carrying Sales Force
Total Quota Carrying Sales Representatives	105	109	112	114	114	119	120

Supplemental Metrics Definitions

Client Base
Total Physicians on athenaCollector
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (“MD”) and Doctors of Osteopathic Medicine (“DO”).

Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (“NP”) and Registered Nurses (“RN”).

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.
Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Physicians on athenaCommunicator
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Client Satisfaction
The percentage of athenaCollector clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a “client listening” survey that the company conducts for its client base twice per year.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct
The total number of full time equivalent individuals (“FTEs”) employed by the Company to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Sales & Marketing
The total number of FTEs employed by the Company to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by the Company to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by the Company to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by the Company as of quarter end. This number excludes interns and seasonal employees.

Corporate Scorecard Metrics Definitions

Stability
Headcount - Role Vacancy	Percentage of unfilled headcount as compared to our quarterly forecasts.
Corporate Citizenship	Percentage of compliance tasks that are met within the deadline.
Employee Engagement	Quarterly engagement survey results for employees.

Performance
Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

Total Automation Rate	Percentage of major clinicals and revenue cycle management transactions that were sent or received in a structured electronic format.
Client Collection Rate	The percentage of charges that are not written off to bad debt.

Satisfaction
Provider Documentation Time per Appointment	The average number of minutes athenaClinicals providers spend on the computer documenting the exam and orders for each appointment. Providers that have been live less than 90 days are excluded.
Days of Client Work
The outstanding work that clients have in clinicals and revenue cycle. For clinicals, the total stock of work on the clinicals dashboard divided by the average daily inflow of tasks. For revenue cycle, the days in accounts receivable relating to work that needs to be resolved by the client.

Client Satisfaction
The percentage of clients who chose 4 or 5 on a scale of 1 to 5 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a "client listening" survey that the company conducts for its client base twice per year.

athenaClinicals Penetration	athenaClinicals physicians as a percentage of total athenaCollector physicians.

Financial
Bookings	The annualized value of deals sold (excluding Epocrates).
Total Revenue	Total revenue (excluding Epocrates and third party tenant revenue).
Non-GAAP Adjusted Operating Income	Total non-GAAP adjusted operating income (excluding Epocrates, Arsenal, and intercompany eliminations).